CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Stadion Investment Trust and to the use of our report dated July 25, 2018 on the financial statements and financial highlights of Stadion Tactical Growth Fund, Stadion Tactical Defensive Fund, Stadion Trilogy Alternative Return Fund, and Stadion Alternative Income Fund, each a series of shares of beneficial interest in Stadion Investment Trust. Such financial statements and financial highlights appear in the May 31, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
September 27, 2018